Exhibit 15.3

April 29, 2021

Matter No.: 833420

Doc Ref: 107081548v1

The Directors

Kuke Music Holding Limited

Building 96

4 San Jian Fang South Block

Chaoyang District

Beijing, 100084

People’s Republic of China

Dear Sirs,

Re: Kuke Music Holding Limited (the “Company”)

We refer to the annual report of the Company for the fiscal year ended 31 December 2020 on Form 20-F filed pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about April 29, 2021 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission (the “Commission”) and to the inclusion therein of the reference to our name under the heading “Item 10.E –   Additional Information – Taxation – Cayman Islands Taxation” in the annual report in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman